UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 24, 2005

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2005, as part of a program under which certain employees of KANA Software, Inc. (“KANA”) would forgo their right to receive certain cash bonus or commission payments for the second quarter of 2005, the Compensation Committee of the Board of Directors (the “Committee”) of KANA granted to Chuck Bay, Alan Hubbard, Tim Angst, and John Thompson and certain other eligible management employees, stock options to purchase an aggregate of 262,400 shares of KANA’s common stock at an exercise price of $1.87 per share, which represents a 10% premium over the closing selling price per share of KANA’s common stock on the Nasdaq National Market on March 23, 2005. The four named officers above received options to purchase the following number of shares: Chuck Bay (35,100), Alan Hubbard (18,000), Tim Angst (30,100), and John Thompson (15,600).

The stock options shall vest ratably over a six month period starting on the grant date of the options, subject to the continued employment of the optionees.

KANA believes that this program will help it to achieve its goals with respect to its GAAP operating results, will preserve cash, and will appropriately incent and compensate its key management employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ John Thompson
John Thompson Chief Financial Officer

Date: March 28, 2005